Exhibit 10.05

[DiNardo Employment Agreement]

This agreement (the “Employment Agreement”) completely supersedes and replaces that certain employment agreement by and between you and Intersil dated March 15, 2004 (the “Prior Agreement”), effective as of January 25, 2006 (the “Effective Date”).

1. Position; Term.

(a) You will continue to be employed by Intersil as its President and Chief Operating Officer until January 24 , 2008, unless sooner terminated in accordance with Section 6 hereof (the “Initial Term”). The Initial Term will be automatically extended for successive one year periods beginning January 25, 2008 unless either party gives three (3) months prior written notice of non-renewal to the other party, or unless your employment is otherwise terminated (the Initial Term and any such extensions being your “Term of Employment”).

(b) During the Term of Employment, you will report directly to Intersil’s Chief Executive Officer (“CEO “) and will have responsibility for the management of the Company’s product groups, engineering, corporate marketing, worldwide sales, operations planning function and such other areas as the CEO may, from time to time, consider appropriate. You will be expected to devote your full working time and attention to the business of Intersil and its subsidiaries, and you will not render services to any other business without the prior written approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intersil or its subsidiaries. You will also be expected to comply with and be bound by Intersil’s operating policies, procedures and practices that are from time to time in effect during your Term of Employment. Your principal location of employment will be at Intersil’s offices in Milpitas, California.

2. Base Salary. During the Term of Employment, your initial base salary will be $375,000 per year, payable in accordance with Intersil’s normal payroll practices with such payroll deductions and withholdings as are required by law. During your Term of Employment, your base salary will be reviewed on an annual basis beginning in April 2007 and may be increased from time to time, in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), but in no event shall your base salary be reduced below the initial salary amount set forth herein. Your base salary as adjusted shall be referred to herein as your “Base Salary.”

3. Bonus. You will be eligible to receive a target annual bonus of up to $375,000, payable on a semi-annual basis by and at the sole discretion of the Compensation Committee (the “Target Bonus”) provided that you are employed through the end of the fiscal period for which the semi-annual payment is payable. Your actual bonus payout will be determined based upon the terms and conditions of the Executive Incentive Plan. Your target annual bonus will be reviewed on an annual basis beginning in April 2007 and may be adjusted from time to time, in the sole discretion of the Compensation Committee

4. Equity Compensation.

(a) Stock Options. Pursuant to a separate award agreement, and subject to the terms of Intersil’s 1999 Equity Compensation Plan, as amended and restated May 1, 2005 (the “Stock Plan”) except as specifically provided hereunder, the Compensation Committee of the Board shall grant you on April 3, 2006 (the “Initial Grant Date”) an option to purchase 37,500 shares of the Class A Common Stock of Intersil (“Common Stock”) at an exercise price equal to the closing price of the Common Stock as quoted on the NASDAQ on the Initial Grant Date and you will be granted options to purchase 37,500 shares of Common Stock on the first business day following July 1, 2006, October 1, 2006 and January 1, 2007, at an exercise price equal to the closing price on the applicable grant date (collectively, the options granted hereunder are referred to as the “New Options”). The New Options shall vest over a four-year period as follows: one-fourth of all of the New Options (regardless of the date granted) will vest on the first anniversary of the Initial Grant Date; the remaining portion of the New Options shall vest in equal quarterly installments over the next twelve calendar quarters. Provided you are employed by the Company on the relevant grant date, in calendar year 2007, if you meet specific goals established by the CEO, you will be granted options to purchase additional shares of Intersil Class A Common Stock that will be issued in an amount determined by the CEO and Compensation Committee and granted and priced quarterly. Such additional options will vest 25% per year beginning on the first anniversary of the grant date and will be fully vested at the end of four years.

(b) Performance Shares. Pursuant to a separate award, and subject to the terms of the Stock Plan and the applicable award agreement thereunder, you will be granted 60,000 performance-based deferred stock units (“DSUs”) (the “Performance Shares”) on January 25, 2006 (the “Grant Date”), with the number of Performance Shares ultimately earned being subject to upward adjustment (up to 200% of the total number of Performance Shares initially granted) or downward adjustment (down to no Performance Shares) in view of Intersil’s financial performance relative to its peer group (as determined by the Compensation Committee) over a three-year performance period ending December 31, 2008. Intersil’s financial performance relative to its peer group will be determined by the Compensation Committee based upon Intersil’s revenue growth and Intersil’s growth in operating income relative to its peer group. The number of Performance Shares ultimately earned shall be determined by the Compensation Committee at the end of the three-year performance period, and the award, if any, shall become vested at such time. No payment of Performance Shares will be made to you in the event of a Voluntary Termination or Termination for Cause before the end of the three-year performance period. Provided that your employment has not terminated, you will be eligible to receive another grant of performance-based DSUs in 2007.

5. Other Benefits. You will be eligible for the normal vacation, health insurance, 401(k), employee stock purchase plan, financial planning, executive physical and other benefits offered to all Intersil senior executives of similar rank and status.

6. Employment and Termination. Your Term of Employment may be terminated by you or by Intersil at any time for any reason as follows:

(a) You may terminate your employment upon written notice to the CEO at any time in your discretion without reason (“Voluntary Termination”); provided that you give Intersil 45 days written notice. The CEO, in the CEO’s sole discretion, may waive the 45-day notice provision and in such event your Voluntary Termination will be effective on an earlier date determined by the CEO.

(b) During the Term of Employment, you may terminate your employment upon written notice to the CEO and the Board at any time in your discretion because of the occurrence of (i) any material and substantial diminution of your duties and authorities, (ii) a demotion from the office of President and/or Chief Operating Officer, or (iii) any failure by Intersil to comply with the terms of this Employment Agreement, which failure is not cured within 30 days from the date you send written notice to Intersil of such non-compliance (“Involuntary Termination”).

(c) Intersil may terminate your employment upon written notice to you at any time following a determination by the Company that there is “Cause” for such termination (“Termination for Cause”). “Cause” means (i) your conviction of a felony which constitutes a crime involving moral turpitude and results in material harm to Intersil or any of its affiliates; (ii) a judicial determination that you have committed fraud, misappropriation or embezzlement against Intersil or any affiliate thereof; or (iii) your willful or gross and repeated misconduct in the performance of your duties in each instance so as to cause material harm to Intersil or any of its affiliates.

(d) Intersil may terminate your employment upon written notice to you at any time in Intersil’s sole discretion without a determination that there is Cause for such termination (“Termination without Cause”); and

(e) Your employment will automatically terminate upon your death or upon your disability as determined by the Company (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12 month period.

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(f) In the event you and Intersil agree to a change in your position at Intersil during your Term of Employment, this Agreement will be terminated and you and Intersil will negotiate a new employment agreement relating to your new position.

In no event shall the expiration of the Term of Employment (giving effect to any extensions thereof), by virtue of either party’s having given notice of non-renewal pursuant to Section 1(a) hereof, constitute Termination without Cause, an Involuntary Termination or Termination for Death or Disability.

7. Separation Benefits. Upon termination of your employment with Intersil for any reason during the Term of Employment, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intersil’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Subject to your compliance with Sections 10 and 11, under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination (except to the extent you are entitled to benefits under your Executive Change in Control Severance Benefits Agreement with Intersil (the “Severance Benefits Agreement”), in lieu of any benefits provided below, in the event of a Covered Termination (as defined in the Severance Benefits Agreement)).

(a) In the event of your Voluntary Termination or Termination for Cause, or in the event you and Intersil agree to change your` position at Intersil, during the Term of Employment, you will not be entitled to any cash severance benefits, additional vesting of shares of restricted stock, DSUs, options or other equity compensation or post-termination death or medical benefits as described in this Section 7.

(b) Subject to your compliance with Sections 10 and 11, in the event of your Involuntary Termination or Termination without Cause during the Term of Employment, you will be: (i) entitled to continuance of your Base Salary for a period of one year (less applicable deductions and withholdings) payable in accordance with Intersil’s normal payroll practices; (ii) entitled to the payment of a pro rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus (without regard to satisfaction of any target performance objectives) payable at the same time such bonus is payable to other senior executives of Intersil; (iii) your unvested employee stock options and DSUs (other than Performance Shares) will become vested to the extent they would have become vested had your employment continued for a period of twelve (12) months immediately following the date of your Involuntary Termination or Termination without Cause (iv) a pro rata portion (based on the number of days you were employed by Intersil since the grant date of the Performance Shares divided by 1095) of your unvested Performance Shares shall become vested and the number of Performance Shares payable to you will be determined by the Compensation Committee based on Intersil’s financial performance relative to its peer group as of the date of your Involuntary Termination or Termination without Cause; and (v) you will have twelve (12) months (or the remaining term of the applicable option grant if shorter than 12 months) from the date of your Involuntary Termination or Termination without Cause to exercise any outstanding vested and exercisable options.

(c) In addition to the benefits set forth in subsection (b) above, in the event of your Involuntary Termination or Termination without Cause (as defined in this subsection (c) below), you will be eligible to continue, at Intersil’s expense, your medical benefits providing for coverage or payment in the event of your (or your covered dependents’) illness or injury that were provided to you, whether taxable or non-taxable and whether funded through insurance or otherwise under any benefits plan or program maintained by Intersil on the same terms and conditions as in effect immediately prior to your termination for a period of twelve (12) months following your termination. You will be eligible to continue, at Intersil’s expense, your life insurance benefits providing for coverage or payment in the event of your (or your covered dependents’) death that were provided to you, whether taxable or non-taxable and whether funded through insurance or otherwise under any benefits plan or program maintained by Intersil on the same terms and conditions as in effect immediately prior to your

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termination until the earlier of (i) the date on which your Employment Term ends and (ii) the one year anniversary of your termination date. With respect to any of such benefits for which you will be eligible to continue that are provided through an insurance policy, Intersil’s obligation to provide such benefits following your termination shall be limited by the terms of such policy.

Solely for purposes of this Section 7(c), “Termination without Cause” shall mean Intersil’s termination of your employment for any reason other than fraud, misappropriation or embezzlement by you which results in material loss, damage or injury to Intersil as determined by the CEO and legal counsel that you were guilty of such conduct and specifying the particulars thereof in detail. In the event that the CEO and legal counsel so determine that your termination is not a Termination without Cause under this Section 7(c), then you will be treated as being terminated for Cause and subject to Section 7(a).

(d) In the event of your Termination for Death or Disability during your Term of Employment, you will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary then in effect (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) entitled to a single lump sum payment equal to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus for the year of termination, without regard to satisfaction of any target performance objectives, payable within 30 days following your termination; (iii) your unvested employee stock options and DSUs (excluding Performance Shares) will become vested to the extent they would have become vested had your employment continued for a period of six (6) months immediately following the date of your Termination for Death or Disability; and (iv) your unvested Performance Shares will become vested pro rata (based on the number of days you were employed by Intersil during the relevant three-year performance period divided by 1095) to the extent applicable performance levels have been achieved as of the date of your Termination for Death or Disability.

(e) In the event Intersil gives you written notice of its intention not to renew the Term of Employment and you remain employed with Intersil through the expiration of the Term of Employment, upon the expiration of the Term of Employment a pro rata portion (based on the number of days you were employed by Intersil since the grant date of the DSU divided by 1095) of your unvested DSUs and a pro rata portion (based on the number of days you were employed by Intersil since the grant date of the Performance Shares divided by 1095) of your Performance Shares shall become vested and the number of Performance Shares payable to you will be determined by the Compensation Committee based on Intersil’s financial performance relative to its peer group as of the date of the expiration of the Term of Employment.

(f) If any payments due under this Section 7 or otherwise would subject you to any penalty tax imposed under Section 409A of the Code if such payments were made as required above, then the payments that cause the imposition of such penalty tax shall be payable in one lump sum on the first day which is at least six months after the date of your separation of service as set forth in Section 409A of the Code and the regulations and other official guidance thereunder.

(g) No payments due you hereunder shall be subject to mitigation or offset.

8. Employee Agreement and Release Prior to Receipt of Benefits. Upon the occurrence of a termination under Section 7(b) or 7(c) of this Agreement (“Covered Termination”), and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, you will, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under any proprietary information agreement with Intersil or Xicor, Inc. (“Xicor”) or their affiliates. It is understood that such employee release and agreement shall comply with applicable law. In the event you do not execute such release and agreement within the period required by applicable law, or if you revoke such employee agreement and release within the period permitted by applicable law, no benefits shall be payable under this Agreement.

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9. Indemnification Agreements. Effective on the commencement date of the Prior Agreement, Intersil assumed and agreed to be bound by the terms and conditions of the Indemnification Agreement you entered into with Xicor. Effective February 2, 2005, you and Intersil agreed to be bound by the terms of that certain indemnity agreement (the “Indemnity Agreement”) which shall be unaffected by this Agreement.

10. Proprietary Information Agreements. Effective on the commencement date of the Prior Agreement, you acknowledge and agree that your agreement regarding proprietary information and inventions you entered into with Xicor shall inure to the benefit of Intersil, and shall be fully enforceable by, and apply in all respects with respect to, Intersil. You also confirm your obligations under the “Employee Agreement” with Intersil dated March 15, 2004, which includes certain inventions, intellectual property and confidentiality covenants.

11. Non-Compete/Non-Solicitation.

(a) For a 2-year period following the Effective Date, you will not (directly or indirectly) participate in, engage in or hold any material interest in, or otherwise deal or become associated with, any business that is competitive with Intersil’s business. The non-compete covenant in the preceding sentence shall apply in the geographic areas of: (i) the counties of Santa Clara, San Mateo, San Diego, Orange and San Francisco counties of California; (ii) California; (iii) the Unites States of America; and (iv) the world.

(b) During the 1-year period following the expiration of your Term of Employment, you will not solicit for hire, or hire, senior executives or engineers employed by Intersil or its affiliates.

(c) If the provisions of this Section 11 should ever be adjudicated to exceed any maximum time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law. You acknowledge that the provisions of this Section 11 are, in view of the nature of the business of Intersil and its subsidiaries, reasonable and necessary to protect the legitimate interests of Intersil and its subsidiaries and that any violation of this Section 11 may result in irreparable injury to Intersil or its subsidiaries entitling Intersil to temporary or permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative with and in addition to any other rights or remedies to which Intersil may be entitled hereunder or at law or in equity.

12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Employment Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

13. Miscellaneous.

(a) Authority to Enter into Agreement. Intersil represents that it is has duly authorized the execution and delivery of this Employment Agreement on behalf of Intersil.

(b) Absence of Conflicts; Termination of Prior Agreement. You represent that upon the Effective Date, your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party. You confirm that any employment agreement and any Change in Control Severance Benefits Agreement that you may have entered into with Xicor with Xicor have terminated and are of no further force or effect without any liabilities of the parties thereto or Intersil or its affiliates. You agree that upon the Effective Date, the Prior Agreement shall terminate and be of no further force or effect.

(c) Attorneys’ Fees. If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

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(d) Taxes. Intersil may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation. You acknowledge that you are responsible for the payment of any income taxes due to payments hereunder or otherwise from Intersil.

(e) Successors. This Employment Agreement is binding on and may be enforced by Intersil and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intersil or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intersil’s obligations under this Employment Agreement.

(f) Notices. Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intersil in writing. Notices to Intersil will be addressed to its General Counsel at Intersil’s corporate headquarters.

(g) Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Intersil duly authorized by the Board. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

(h) Entire Agreement. This Employment Agreement and your Executive Change of Control Severance Benefits Agreement, represent the entire agreement between us concerning the subject matter of your employment by Intersil, and expressly supersede all other promises or understandings, oral or written, including without limitation the Prior Agreement.

(i) Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(j) Severability. If any portion of this Employment Agreement shall be determined to be unenforceable, the remaining provisions of this Employment Agreement shall remain in force.

Lou, we very much look forward to your continuing with Intersil in your new capacity as President and Chief Operating Officer performing the duties described in this Agreement. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Sincerely,

INTERSIL CORPORATION

/s/ Richard M. Beyer
Richard M. Beyer
Chief Executive Officer

Acknowledged and Agreed:

/s/ Louis DiNardo
Louis DiNardo

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Exhibit A

Intersil Corporation

Employee Agreement and Release

I understand and agree completely to the terms set forth in the foregoing agreement.

I hereby confirm my obligations under all agreements regarding proprietary information and inventions which I executed in favor of Xicor, Inc. and Intersil Corporation shall inure to the benefit of the Company and be fully enforceable by, and apply in all respects with respect to, the Company.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected this settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal American with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company’s Indemnification Agreement and to provide you with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

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LOUIS DINARDO	INTERSIL CORPORATION

/s/ Louis DiNardo	By:	/s/ Richard M. Beyer
Dated: January 25, 2006	Title:	Chief Executive Officer
	Dated:	January 25, 2006

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